Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on No. 333-233292 and 333-249324 on Form S-8 of HarborOne Bancorp, Inc. of our report dated March 10, 2022 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey

March 10, 2022